UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NATIONAL TECHNICAL SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 7, 2013, National Technical Systems, Inc. (“NTS”) reached an agreement in principle to settle the putative class action entitled In re National Technical Systems, Inc. Shareholders Litigation, Case No. BC519271, pending against NTS, NTS’ directors, Aurora Capital Group, Nest Parent, Inc. (“Nest Parent”) and Nest Merger Sub, Inc. (“Merger Sub”) in the Superior Court of the State of California, Los Angeles County (the “Consolidated Action”).

The case was filed on August 23, 2013, one week after the announcement of the merger, under the caption Elias v. National Technical Systems, Inc. The lawsuit asserted a claim for breach of fiduciary duty against the members of NTS’s board of directors. The lawsuit also alleged that the merger consideration was inadequate, the merger was subject to certain deal-protection devices that precluded a superior offer and NTS did not provide sufficient information about the merger to shareholders. The lawsuit further asserted that NTS, Aurora Capital Group, Nest Parent and Merger Sub aided and abetted the alleged breaches of fiduciary duty. The lawsuit sought to enjoin the consummation of the merger, damages, costs, attorneys’ and experts’ fees, and any other relief the Court may deem proper.

A second putative shareholder class action, entitled Castillo v. National Technical Systems, Inc., Case No. BC522351, was filed on September 24, 2013, in the same court as the Elias case asserting substantively identical claims and allegations against the same defendants, and seeking substantively identical relief. On October 2, 2013, the Court consolidated the Castillo case with the Elias case, under the caption In re National Technical Systems, Inc. Shareholders Litigation.

The parties to the lawsuit agreed in connection with the settlement in principle that, among other things, NTS will make additional disclosures to its shareholders (which are included below), the parties will exchange mutual releases and NTS (or its insurer and/or successor-in-interest) and defendants will not oppose plaintiffs’ application for attorneys’ fees and costs up to $450,000. The settlement will not affect the merger considerations to be received by the Company’s shareholders or the timing of the special meeting of the shareholders of NTS, scheduled for November 19, 2013.

The settlement contemplated by the agreement in principle is subject to, among other things, the parties’ execution of more definitive documentation, notice to NTS’s shareholders of the terms of the settlement and NTS’s shareholders’ rights in connection therewith, a fairness hearing before the Court and final approval by the Court.

NTS, the members of its board of directors, Aurora Capital Group, Nest Parent and Merger Sub have vigorously denied, and continue to vigorously deny, that they have breached any fiduciary duty, committed or aided and abetted in the commission of any violation of the law or engaged in any of the wrongful acts that were or could have been alleged in the Consolidated Action, and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal obligations and are entering into the settlement in principle of the Consolidated Action solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay in the consummation of the merger. Nothing in this Schedule 14A or any stipulation of settlement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, NTS specifically denies all allegations that any additional disclosure was or is required.

The following are supplemental disclosures to the information contained in NTS’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on October 28, 2013. NTS agreed to make these supplemental disclosures in connection with the agreement in principle to settle the above-referenced litigation. The text that is bold, italic and underlined denotes new text that was not in NTS’s definitive proxy statement. These supplemental disclosures should be read in conjunction with the definitive proxy statement, which in turn should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the definitive proxy statement. To the extent that information in this Schedule 14A differs from or updates information contained in the definitive proxy statement, the definitive proxy statement shall be deemed updated by the information contained in this Schedule 14A.

On page 12 of the definitive proxy statement, in the paragraph under the heading “Litigation Relating to the Merger,” the last two sentences of that paragraph are replaced with the following:

On November 7, 2013, the parties reached an agreement in principle to settle the action, as part of which, inter alia, the Company agreed to make the additional disclosures contained herein, the parties agreed to exchange mutual releases, and the Company (or its insurer and/or successor-in-interest) agreed not to oppose plaintiffs’ counsel’s application for fees and costs of up to $450,000. The settlement contemplated by the agreement in principle is subject to the parties’ execution of more definitive documentation, notice to the Company’s shareholders, a fairness hearing before the Court and final approval by the Court.

On page 29 of the definitive proxy statement, the following sentence is inserted at the end of the fifth full paragraph:

Prior to entering into the securities purchase agreement with Mill Road Capital, L.P., the board of directors conducted a two-year search for outside capital, including its consideration of Financial Buyer A’s offers.

On page 32 of the definitive proxy statement, the penultimate sentence in the first full paragraph is revised to read as follows:

As a result, Mr. Jacobs abstained from voting on the matters presented at the board meeting, asked not to be considered as a potential member of the special committee and indicated that he planned to recuse himself from portions of future board meetings in which discussions of a sale of NTS were to take place.

On page 32 of the definitive proxy statement, the last full paragraph is revised to read as follows:

On April 24, 2013, the special committee requested the board’s approval, which was granted, to again pursue a possible sale of the Company; and in May 2013, the special committee met and determined that, since market conditions were stabilizing, it was time to initiate the solicitation process. The special committee worked with Houlihan Lokey and management to develop a list of prospective bidders, including both potential strategic bidders comprised of companies that were in the testing and certification industry, or for whom expansion into the testing and certification industry would be a logical extension of their core business, and prospective financial buyers that might have an interest in the Company’s business and had the financial resources to complete a transaction of the size contemplated. On May 30, 2013, the special committee decided to commence the marketing process and to authorize Houlihan Lokey to begin soliciting potential bidders, including Mill Road Capital, L.P.

On page 35 of the definitive proxy statement, the following paragraph is inserted after the third full paragraph:

As of August 15, 2013, six of the remaining bidders (excluding the strategic bidder that dropped out of the process) had completed management presentations and were reviewing materials in the data room.

On page 35 of the definitive proxy statement, the fourth full paragraph on page 35 (which shall follow the new paragraph set forth above to become the fifth full paragraph on page 35) is revised to read as follows:

On August 15, 2013, the special committee met telephonically to review the final terms of the draft merger agreement. Representatives of Sheppard Mullin and Houlihan Lokey attended the meeting. The representatives of Sheppard Mullin reviewed the draft merger agreement, including incorporation of the final terms on termination fees. They also reviewed the terms of the equity commitment letter, debt commitment letter and limited guaranty. At the same meeting, Houlihan Lokey reviewed with the special committee Houlihan Lokey’s financial analysis of the $23.00 per share consideration to be received by holders of NTS common stock in the proposed merger and rendered an oral opinion to the special committee, which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated August 15, 2013, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the $23.00 per share consideration to be received by the holders of NTS common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to those holders. The special committee and the board, in considering whether to enter into the merger agreement, also considered certain issues related to shareholder liquidity, the shareholder proxy contest and shareholder activists’ requests for the Company to enter into a sale process.

On page 44 of the definitive proxy statement, the first sentence of the third full paragraph (following the italicized heading, Discounted Cash Flow Analysis) is revised to read as follows:

Houlihan Lokey performed a discounted cash flow analysis of NTS by calculating the estimated net present value of the unlevered, after-tax free cash flows that NTS was forecasted to generate from August 15, 2013 through January 31, 2018 based on the financial projections for NTS provided by NTS management.

On page 45 of the definitive proxy statement, the following section is inserted immediately above the heading “Other Matters:”

Other Factors

Houlihan Lokey also reviewed certain other factors that were not considered part of Houlihan Lokey’s financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things:

•	NTS’s LTM ended April 30, 2013 adjusted EBITDA and estimated fiscal year ending January 31, 2014 adjusted EBITDA multiples based on the closing price of NTS common stock on August 14, 2013 and financial projections and other data provided by NTS management, which multiples were 9.1x and 8.9x, respectively; and

•	NTS’s LTM ended April 30, 2013 adjusted EBITDA, estimated fiscal year ending January 31, 2014 adjusted EBITDA and estimated fiscal year ending January 31, 2015 adjusted EBITDA multiples based on the $23.00 per share merger consideration and financial projections and other data provided by NTS management, which multiples were 12.4x, 12.1x and 10.0x, respectively.

On page 47 of the definitive proxy statement, the following sentence is inserted at the end of the third full paragraph:

Other assumptions and estimates provided to Houlihan Lokey by the Company for purposes of the financial analysis performed in connection with its opinion included (i) an assumed tax rate of 40%, (ii) estimated liabilities of $2.5 million relating to the Company’s earnout and holdback obligations from the Company’s prior acquisitions of Lightning Technologies, Inc. and Garwood Laboratories, Inc., (iii) estimated liabilities of $14.8 million relating to the Company’s obligations under NTS’s Long Term Incentive Plan in the event of a change of control transaction, such as the merger, and (iv) estimated liabilities of $1.2 million relating to the Company’s obligations under the Company’s Supplemental Executive Retirement Plan in the event of a change of control transaction, such as the merger.

On page 63 of the definitive proxy statement, in the paragraph under the heading “Litigation Relating to the Merger,” the last two sentences of that paragraph are replaced with the following:

On November 7, 2013, the parties reached an agreement in principle to settle the action, as part of which, inter alia, the Company agreed to make the additional disclosures contained herein, the parties agreed to exchange mutual releases and the Company (or its insurer and/or successor-in-interest) agreed not to oppose plaintiffs’ counsel’s application for fees and costs of up to $450,000. The settlement contemplated by the agreement in principle is subject to the parties’ execution of more definitive documentation, notice to the Company’s shareholders, a fairness hearing before the Court and final approval by the Court.

These supplemental disclosures were not included in the definitive proxy statement materials that were mailed to our shareholders.

Important Additional Information:

In connection with the proposed merger, NTS filed a proxy statement concerning the proposed merger with the SEC on October 28, 2013. The proxy statement and other materials that NTS may file with the SEC contain important information regarding the merger, including, among other things, the recommendation of the Company’s board of directors with respect to the merger. SHAREHOLDERS ARE URGED TO READ BOTH THE PROXY STATEMENT AND ANY OTHER PROXY MATERIALS THAT NTS FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND RELATED MATTERS. You may obtain a copy of the proxy statement, as well as other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the proxy statement and other filings made by the Company with the SEC can also be obtained, free of charge, by directing a request to National Technical Systems, Inc., 24007 Ventura Blvd., Calabasas, CA 91302, Attention: Corporate Secretary.

NTS and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from NTS’s shareholders with respect to the proposed merger. Information regarding the executive officers and directors of NTS is included in the Company’s Form 10-K filed with the SEC on April 30, 2013. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement that NTS filed with SEC on October 28, 2013.